UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Midstates Petroleum Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

MIDSTATES PETROLEUM COMPANY, INC.
321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Midstates Petroleum Company, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Midstates Petroleum Company, Inc. (the “Company”) will be held at our offices located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, on June 4, 2019, at 9:00 a.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1.                                      To elect eight directors.

2.                                      To approve, on a non-binding advisory basis, the compensation of our named executive officers.

3.                                      To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for 2019.

4.                                      To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials.  You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 12, 2019.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting.  Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card at the website or telephone number provided above, which you may complete, sign and return by mail.

By Order of the Board of Directors,

/s/ David J. Sambrooks
David J. Sambrooks
President, Chief Executive Officer and Director
Tulsa, Oklahoma
April 29, 2019

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or the “Board”) requests your proxy for the Annual Meeting that will be held on June 4, 2019 at 9:00 a.m. Central Time, at our offices located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting.  Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.  The proxy materials, including this proxy statement (the “Proxy Statement”), proxy card or voting instructions and our 2018 annual report, are being distributed and made available on or about April 29, 2019.

If you attend the Annual Meeting, you may vote in person.  If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.  You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date.  Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy card, are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials will be forwarded to you by your broker or nominee.  The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.  Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

QUORUM AND VOTING

Voting Stock.  The Company’s common stock, par value $0.01 per share (the “common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders.  Each share of common stock outstanding on the Record Date (defined below) is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 12, 2019 (the “Record Date”).  As of the Record Date, 20,414,422 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

Quorum and Adjournments.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, the Chairman of the meeting or a majority of the outstanding shares of common stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present.  At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required.  Directors will be elected by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting (“Proposal ONE”).  The proposal seeking approval, on a non-binding advisory basis, of the compensation of our named executive officers (“Proposal TWO”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter.  The proposal seeking ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2019 (“Proposal THREE”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter.  Collectively, Proposal ONE, TWO, and THREE may be referred to as the “Proposals.”

An automated system that Broadridge Financial Solutions administers will tabulate the votes.  Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.  Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a “broker non-vote”), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner.  Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares.  Brokers do not have discretionary voting authority with respect to Proposals ONE or TWO of this Proxy Statement.  For Proposal THREE, ratification of the appointment of the Company’s independent registered public accounting firm, brokers will have discretionary authority in the absence of timely instructions from their customers.  Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting.  However, (1) broker non-votes will not have any effect on the outcome of Proposals ONE or THREE and (2) abstentions will have the effect of votes cast against on Proposals TWO and THREE and will not have any effect on Proposal ONE.

Default Voting.  A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy.  If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposals TWO and THREE.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.  The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

In this Proxy Statement, the terms “Company,” “Midstates,” “we,” “us,” “our,” and similar terms refer to Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC unless the context indicates otherwise.  Midstates Petroleum Company, Inc. was incorporated pursuant to the laws of the State of Delaware on October 25, 2011 to become a holding company for Midstates Petroleum Company LLC. On April 30, 2016, we filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).  On October 21, 2016 (the “Effective Date”), following the Bankruptcy Court’s approval of a plan of reorganization, we emerged from bankruptcy.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one-year term beginning at the Annual Meeting and expiring at the annual meeting to be held in 2020:

David J. Sambrooks

Alan J. Carr

Patrice D. Douglas

Neal P. Goldman

Randal T. Klein

Evan S. Lederman

David H. Proman

Todd R. Snyder

Each of the above nominees is currently serving as a director of the Company.  Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Required Vote

The election of directors in this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to be voted at the Annual Meeting.  Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
David J. Sambrooks	60	President & Chief Executive Officer and Director
Alan J. Carr(l)(2)	49	Chairman and Director
Patrice D. Douglas(3)	56	Director
Neal P. Goldman(2)(3)	49	Director
Randal T. Klein(1)	53	Director
Evan S. Lederman(2)	39	Director
David H. Proman(1)	37	Director
Todd R. Snyder(1)(3)	56	Director
Scott C. Weatherholt	41	Executive Vice President - General Counsel & Corporate Secretary
Amelia K. Harding	49	Vice President - Human Resources & Administration
Richard W. McCullough	39	Vice President & Chief Accounting Officer

(1)                                 Member of the Nominating and Governance Committee.

(2)                                 Member of the Compensation Committee.

(3)                                 Member of the Audit Committee.

The Company’s Board of Directors currently consists of eight members.  The Company’s directors serve for a one-year term.  Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

David J. Sambrooks is our President, Chief Executive Officer and a member of our Board of Directors, and has served in such capacity since November 1, 2017. Mr. Sambrooks has over 38 years of experience in the energy industry.  Most recently he served as the President, Chief Executive Officer and a member of the Board of Directors of Sabine Oil & Gas Corporation (including its predecessor, Sabine Oil & Gas LLC, which was formerly known as NFR Energy LLC) from May 2007 to October 2016 (in July 2015, Sabine Oil & Gas Corporation and certain subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy in August 2016).  In his roles at Sabine, Mr. Sambrooks led strategic, financial, operational, business development and organizational efforts.  Mr. Sambrooks previously served as Vice President and General Manager of the Southern Division for Devon Energy Corporation as well as Vice President and General Manager of Devon’s International Division from 2001 to 2007.  Prior to Devon, Mr. Sambrooks’ career included key leadership and technical roles in domestic and international operations with Santa Fe Energy Resources, Oryx Energy and Sun Oil Company.  Mr. Sambrooks holds a Bachelor of Science degree in Mechanical Engineering from The University of Texas at Austin, and a Master of Business Administration from The University of Houston.  Mr. Sambrooks serves as board president of the non-profit Communities In Schools of Houston and has served as a board member and volunteer for various non-profit organizations.  We believe Mr. Sambrook’s experience in the energy industry and in representing public and private companies as a director brings valuable insight, experience and skill to our Board of Directors.

Alan J. Carr is a member of our Board of Directors and has served in such capacity since March 9, 2015. Mr. Carr is an investment professional with over twenty years of experience working from the principal and advisor side on complex, process-intensive financial situations.  Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee.  Prior to founding Drivetrain Advisors in 2013, Mr. Carr was a Managing Director at Strategic Value Partners, LLC where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over nine years.  Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Carr currently serves on the boards of directors of Tidewater Inc.,

TEAC Corporation, Sears Holdings Corporation and Verso Corporation; however, Mr. Carr will not stand for re-election as a director at TEAC Corporation at its 2019 annual meeting or as a director at Sears Holdings Corporation at its next annual meeting. Mr. Carr has also previously served on the board of numerous public and private companies.  Mr. Carr has experience serving on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995. We believe Mr. Carr’s extensive financial expertise and experience in representing public and private companies brings important experience and skill to our Board of Directors.

Patrice D. Douglas is a member of our Board of Directors and has served in such capacity since October 21, 2016. Mrs. Douglas is an attorney with the law firm of Spencer Fane LLP, where she is Of Counsel.  Mrs. Douglas previously served as a member of the board of directors of Bank SNB as well as a Commissioner at the Oklahoma Corporation Commission, where she served as the Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014. Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from April 2008 to October 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008.  Mrs. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms.  Mrs. Douglas earned a B.S. degree in computer information systems from Oklahoma Christian University, and a J.D. from the University of Oklahoma College of Law. We believe Mrs. Douglas’ extensive financial expertise and experience in representing both public and private companies, as well as her roles in public service, allow her to bring important experience, skill and insight to our Board of Directors.

Neal P. Goldman is a member of our Board of Directors and has served in such capacity since October 21, 2016 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments.  Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from July 2007 to 2012, which he helped build to over $12 billion in assets under management.  Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group.  Throughout his career, Mr. Goldman has held numerous board representations and currently serves as Chairman of the Board of Talos Energy Inc. and PetroQuest Energy, Inc., and is a member of the board of directors of Ultra Petroleum Corporation and Ditech Holding Corporation.  Mr. Goldman received a B.A. from the University of Michigan and a M.B.A. from the University of Illinois.  We believe Mr. Goldman’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Randal T. Klein is a member of our Board of Directors and has served in such capacity since November 2018. Mr. Klein joined affiliates of Avenue Capital Management II, L.P. in 2004 and is currently a Senior Portfolio Manager at Avenue responsible for assisting the Chief Investment Officer with the direction of the investment activities of the Firm’s funds globally. With respect to the Avenue U.S. Strategy, Mr. Klein provides the investment professionals of the Avenue U.S. Strategy with additional expertise, oversight and investment direction on restructurings and transactions.  Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance.  Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company.  Mr. Klein currently serves, or has served, on the boards of Gravity Oilfield Services, Selcom Group, MagnaChip Semiconductor, Chassix Automotive, NextWave Holdco and American Media.  Mr. Klein is a National Association of Corporate Directors (NACD) Board Leadership Fellow.  Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and a M.B.A. in Finance, conferred as a Palmer Scholar, from the Wharton School of the University of Pennsylvania.  We believe Mr. Klein’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Evan S. Lederman is a member of our Board of Directors and has served in such capacity since November 2018. Mr. Lederman serves as a Managing Director, Co-Head of Restructuring and a Partner on the Investment Team at Fir Tree Partners.  Mr. Lederman focuses on the funds’ distressed credit and special situation investment strategies, including co-managing its energy restructuring initiatives.  Prior to joining Fir Tree Partners in 2011, Mr. Lederman worked in the Business Finance and Restructuring groups at Weil, Gotshal & Manges LLP and Cravath, Swaine & Moore LLP.  In addition to the Company, Mr. Lederman, in his capacity as a Fir Tree Partners employee, is currently a member of the boards of directors of Roan Resources, Inc., Riviera Resources, Inc. (Chairman), Ultra Petroleum Corp. (Chairman), New Emerald Energy LLC and Deer Finance, LLC. Mr. Lederman received a J.D. degree with honors from New York University School of Law and a B.A., magna cum laude, from New York University.  We believe Mr. Lederman’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

David H. Proman is a member of our Board of Directors and has served in such capacity since November 2018. Mr. Proman joined Fir Tree Partners in 2010 and is a Managing Director, Co-Head of Restructuring and a Partner on the Investment team.  Mr. Proman focuses on the funds’ distressed credit investment strategies, most notably co-managing the firm’s structured mortgage credit and energy restructuring initiatives.  Mr. Proman has 13 years of investment experience in structured and corporate debt investing.  Prior to joining Fir Tree Partners, Mr. Proman helped manage the corporate and structured mortgage credit investments at Kore Advisors, a fixed income investment fund.  Mr. Proman received a B.A. in Economics from the University of Virginia.  We believe Mr. Proman’s experience in the energy industry and expertise in representing public companies brings important experience and skill to our Board of Directors.

Todd R. Snyder is a member of our Board of Directors and has served in such capacity since October 21. Mr. Snyder is the founder and Senior Managing Partner of TRS Advisors LLC. Previously, Mr. Snyder was the Executive Vice Chairman of North American GFA and Co-Chair of the North American Debt Advisory and Restructuring Group of Rothschild Inc., a leading international investment banking and financial advisory firm.  Mr. Snyder has been an advisor to companies in restructurings and reorganizations for thirty years and has been instrumental in a diverse selection of complex transactions, including reorganizations, restructurings, financings, spinoffs, workouts, exchange offers, mergers, divestitures and management-led buyouts.  Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director in the Restructuring and Reorganization group at Peter J. Solomon Company and a Managing Director at KPMG Peat Marwick in the Corporate Recovery Group, where he also was the National Director of the Corporate Recovery Practice for Governmental Enterprises (regulated and privatizing industries).  Prior to moving to the investment banking field, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges.  Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School.  We believe Mr. Snyder’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Scott C. Weatherholt is our Executive Vice President — General Counsel & Corporate Secretary and Executive Vice President — Land and has served in such capacity since February 2015. Prior to joining the Company, Mr. Weatherholt served as an attorney at Samson Resources, located in Tulsa, Oklahoma from May 2005 to February 2015, where he most recently held the position of Assistant General Counsel and oversaw the company’s corporate transactional legal matters, mergers and acquisitions, as well as had managerial responsibility for Samson’s Land Administration and Division Order Departments.  Prior to Samson, Mr. Weatherholt was engaged in the private practice of law in Tulsa, Oklahoma with the Pray Walker law firm, with an emphasis upon energy and royalty owner litigation.  Mr. Weatherholt graduated from the University of Oklahoma Michael F. Price College of Business with a B.B.A. degree in Finance as well as the University of Oklahoma College of Law where he received his Juris Doctorate degree.  Mr. Weatherholt is a member of the American Bar Association, Oklahoma Bar Association as well as the Association of Corporate Counsel.  Mr. Weatherholt serves as a member of the board of directors of the Oklahoma Independent Petroleum Association.

Amelia K. Harding is our Vice President — Human Resources & Administration and has served in such capacity since September 2015.  Prior to joining the Company, Ms. Harding worked as the General Manager, Human Resources for Samson Resources from March 2012 through September 2015 where she oversaw all human resources and organizational development activities for the company.  Prior to this role, Ms. Harding served as the Manager, Employee Relations and Recruiting for Samson Resources Company from June 2009 through February 2012. Preceding those positions, Ms. Harding led the human resources teams for Southwest United Industries Inc., and KOPCO Inc., from 1998-2009.  She received her Bachelor of Business Administration degree in Management from Fort Hays State University, and her Master of Human Resources and Organization Development from the University of Oklahoma.  Ms. Harding is a certified Senior Professional in Human Resources, certified facilitator for both CCF 360 Assessment and DiSC and a member of SHRM.

Richard W. McCullough joined the Company in April 2015 and currently serves as its Vice President and Chief Accounting Officer.  Prior to joining the Company, from January 2013 to March 2015, Mr. McCullough was the Controller of Corporate Accounting and Reporting for Samson Resources, located in Tulsa, Oklahoma, where he oversaw various activities associated with the financial reporting and accounting functions of the company.  From March 2012 through December 2012, Mr. McCullough was the Vice President of Finance and Accounting at Caballo Energy, a private equity backed midstream company and from August 2009 through March 2012, was the Manager of Financial Reporting for Alliance Resource Partners, L.P., both located in Tulsa, Oklahoma.  Prior to his time with Alliance Resource Partners, Mr. McCullough worked in the Tulsa Office of Grant Thornton LLP from January 2003 through August 2009 on a variety of clients, including public midstream companies.  Mr. McCullough graduated from Oklahoma State University with a B.S. degree and a M.S. degree in Accounting and is a Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held 38 meetings during 2018, and its independent directors met in executive session 9 times during 2018. During 2018, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

The Board of Directors has 3 standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.  Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The members of the Audit Committee are Mrs. Douglas (Chairwoman) and Messrs. Snyder and Goldman.  The Audit Committee held 8 meetings during 2018.

Compensation Committee.  Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com, include among other duties, the responsibility to:

•                                          periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•                                          approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•                                          periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•                                          exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee.  The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.  Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

Our Chief Executive Officer annually reviews the competitive pay, position and performance of each member of senior management other than himself, taking into consideration third-party compensation survey data and other input from the Compensation Committee’s independent compensation consultant.  Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our bonus plan, are presented to the Compensation Committee.  The Compensation Committee makes all compensation decisions and approves all share-

based awards for the Named Executive Officers and other officers at or above the vice president level.  The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

Our Board of Directors annually considers the performance of our Chief Executive Officer.  The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

The members of the Compensation Committee are Messrs.  Goldman (Chairman), Carr and Lederman.  The Compensation Committee held 8 meetings during 2018.

Nominating and Governance Committee.  The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices.  Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The Nominating and Governance Committee has several methods of identifying Board candidates.  First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board.  Second, the committee requests from time to time that its members and the other Board members identify possible candidates.  Third, the committee has the authority to retain one or more search firms to aid in its search.  The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

The members of the Nominating and Governance Committee are Mr. Snyder (Chairman) and Messrs. Carr, Klein and Proman.  The Nominating and Governance Committee held 5 meetings during 2018.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview

We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules.  In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures.  Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two next most highly compensated executive officers.  We refer to the aforementioned individuals throughout this discussion as the “Named Executive Officers” and their names, titles and positions are as follows:

Name	Title and Position
David J. Sambrooks	President, Chief Executive Officer & Director
Richard W. McCullough	Vice President & Chief Accounting Officer
Scott C. Weatherholt	Executive Vice President - General Counsel & Corporate Secretary
Mitchell G. Elkins	Former Executive Vice President—Operations

This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2018.  We are a “smaller reporting company” as defined by the SEC, and are therefore not required to provide, and do not purport to provide, all of the disclosures required for a “Compensation and Discussion Analysis” as set forth in rules promulgated by the SEC.  We are, however, providing a brief overview of our executive compensation program in order to aid our stockholders’ understanding of how our business and performance affects executive compensation decisions.

Role of the Compensation Committee

Our Compensation Committee, which, consistent with NYSE listing standards, is composed entirely of independent, non-employee Board members, has overall responsibility for: reviewing, evaluating and approving any agreements, plans, policies and programs related to the compensation of our Chief Executive Officer, Named Executive Officers and independent, non-employee directors; setting the compensation for our Chief Executive Officer and, in consultation with the Chief Executive Officer, setting the compensation for our other executive officers, including the Named Executive Officers; reviewing and approving the corporate goals and objectives as they relate to the compensation of our Chief Executive Officer and Named Executive Officers; evaluating the performance of our Chief Executive Officer; and reviewing the results of our advisory say-on-pay vote results and making any adjustments to the Company’s compensation policies and practices in accordance with the vote results.  The Compensation Committee also has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or other officer compensation, including employment contracts and change in control provisions.  The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants.

Role of the Independent Compensation Consultant

During 2018, the Compensation Committee engaged the services of Lyons, Benenson & Company Inc. (“LB&Co.”) to advise on all aspects of our executive and director compensation programs and the related corporate governance matters.  LB&Co. provides no other services to Midstates.  In 2018, LB&Co. provided the following specific services:

•                                          Reviewing and advising the Company on its compensation philosophy, strategy and program, and evaluating how well our compensation programs adhere to the philosophies and principles articulated below under “—Executive Compensation Program Philosophy, Objectives and Principles.”

•                                          Providing advice and counsel on best practices in compensation and corporate governance and keeping the Company and the Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation.

•                                          Analyzing the appropriateness of the compensation peer group.

•                                          Providing and analyzing competitive market compensation data, including that of our peer group.

•                                          Analyzing the effectiveness of our executive compensation program and plans in supporting the Company’s compensation philosophy and strategy and making recommendations, as appropriate.

•                                          Assisting in the design and negotiation of executive employment agreements, as applicable.

•                                          Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

In selecting LB&Co. as its compensation consultant, the Compensation Committee assessed the independence of LB&Co. pursuant to Securities and Exchange Commission (“SEC”) rules and considered, among other things, whether the consultant provides any other services to us, the policies of the consultant that are designed to prevent any conflict of interest between the consultant, the Compensation Committee and us, any personal or business relationship between the consultant and any member of the Compensation Committee or between the consultant and one of our executive officers and whether the consultant owns any shares of our common stock.  The terms of LB&Co.’s engagement are set forth in a separate engagement agreement that provides, among other things, that the consultant is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee.  LB&Co. does not provide any other services to the Company, and the Compensation Committee concluded that we do not have any conflicts of interest with LB&Co.

The Compensation Committee does not adopt all recommendations given by LB&Co. but uses their work as a reference in exercising its own judgment with respect to its executive compensation actions and decisions.  LB&Co. meets privately with the Compensation Committee at its request.  Our management provides information to LB&Co. but does not direct or oversee their activities with respect to our executive compensation program.

Executive Compensation Program Philosophy, Objectives and Principles

It is our goal, and the goal of our Compensation Committee, to maintain an executive compensation program that is competitive, rooted in the principles inherent in pay-for-performance and in conformance with best practices in executive compensation and corporate governance.

In support of this philosophy, our primary compensation objectives are to attract, motivate and retain key leaders, reward superior performance, drive future performance and align the long-term interests of our executives with those of our stockholders.  To this end, our compensation program has been designed with the following principles in mind:

•                                          Compensation should be performance-based;

•                                          Compensation should reinforce our business objectives and values; and

•                                          Incentive compensation should balance short- and long-term performance goals and decision-making.

Compensation Should be Performance-Based

The Compensation Committee believes that a portion of our executives’ total compensation should be “at risk” and tied to how well they perform, while other metrics should be “at risk” based on how well the Company performs relative to applicable financial and non-financial objectives.  To accomplish this, the Compensation Committee uses a variety of targeted, performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy, build long-term stockholder value and discourage excessive risk-taking.

As the Compensation Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds the objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award.  Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Our Business Objectives and Values

Our goal is to increase stockholder value by focusing our activity on our core competencies and business objectives, reducing costs, generating free cash flow and improving our liquidity.  We seek to achieve these goals through the following strategies:

•                                          Prudently develop our core Mississippian Lime assets.

•                                          Maintain a low and effective cost structure.

•                                          Utilize our technical and operating expertise to enhance returns.

•                                          Maintain a strong, de-levered balance sheet.

•                                          Apply rigorous investment analysis to capital allocation decisions.

Elements of the Executive Compensation Program

Base Salary

During the first quarter of each year, the Compensation Committee reviews and establishes the base salaries of the Named Executive Officers.  The Compensation Committee has established and maintains base salary market reference points for the Company’s various executive positions as indicated by third-party market compensation survey data compiled by management and independently reviewed by the Compensation Committee’s compensation consultant.  For each Named Executive Officer, the Compensation Committee takes into account the scope of his or her responsibilities, experience and individual performance, and then balances these factors against competitive salary practices.  The Compensation Committee also considers internal pay equity on an annual basis with respect to the other executives and references external benchmarks provided by its compensation consultant.  The Compensation Committee did not assign any relative or specific weights to these factors.

Short-Term Incentive Plan (“STIP”)

During the first quarter of each year, the Compensation Committee establishes a short-term incentive opportunity for each Named Executive Officer under the STIP.  At that time, the Compensation Committee approves: (i) the overall Key Performance Indicators (“KPIs”) and goals for the fiscal year; and (ii) a STIP target opportunity for each Named Executive Officer.

Setting the STIP Target Opportunity.

Each year, the Compensation Committee establishes a STIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary.  The Compensation Committee sets these targets in consultation with LB&Co., its independent compensation consultant, and in adherence to our stated executive compensation objectives and principles.

Setting Key Performance Indicators.

The Compensation Committee, with input from the Chief Executive Officer, evaluates and approves the Company’s STIPs and KPIs for each fiscal year, that are consistent with our business strategy and tied to the achievement of important strategic objectives that drive the success of our business.  The Company’s STIP KPIs and thresholds, targets and maximums, unadjusted for extraordinary events, established for 2018 were as follows:

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume - BOEPD	20%	15,500	17,000	18,500
Total Program IRR	15%	15.0%	25.0%	35.0%
Free Cash Flow ($MM)	15%	$0.0	$5.0	$10.0
Relative 2018 TSR	15%	40.0%	50.0%	65.0%
LOE - $/BOE	10%	$6.00	$5.25	$4.50
Adjusted Cash G&A - $/BOE	10%	$3.50	$3.00	$2.50
Strategic Initiatives	15%	Board Discretion
Total	100%	N/A

Measuring Performance and Establishing Payout.

The 2018 payout range established for our Chief Executive Officer was 0% to 200%, and for each of the remaining Named Executive Officers was 0% to 150% of his or her respective target award opportunity.  The Compensation Committee considered the performance target levels to be attainable, but that achievement of the targets would require strong performance and execution.  Failure to meet the minimum performance threshold corresponding to a specified performance measure resulted in the participant not receiving any portion of the payout award related to such performance measure.  Payouts for performance between threshold and target and between target and maximum are subject to linear interpolation.  The actual payout percentage for 2018 was calculated as follows:

Base Salary x STIP Target % x Final KPI Achievement Result = Total Short-Term Incentive Payment

Actual performance for each KPI for the fiscal year is measured and reviewed by the Compensation Committee during the first few months following the end of the fiscal year to which they pertain.  As noted above, while the Compensation Committee closely examines Company and individual performance with respect to each KPI, the Compensation Committee retains the discretion to increase or decrease a Named Executive Officer’s annual short-term incentive bonus despite KPI performance based on an overall qualitative assessment of the individual officer’s performance.  Regardless of individual performance, however, in no event may the Committee increase a Named Executive Officer’s bonus above his or her specified maximum STIP opportunity.

In February 2019, the Compensation Committee reviewed 2018 actual performance against each of the KPIs. The Company achieved (i) between threshold and target performance under the Production Volumes metric, (ii) exceeded maximum performance under the Total Program IRR metric, (iii) between threshold and target performance under the Free Cash Flow metric, (iv) between threshold and target performance under the Relative Total Shareholder Return metric, (v) between threshold and target performance under the Lease Operating Expense metric, (vi) exceeded maximum performance under the Adjusted G&A Expense (Cash) metric, and (vii) between threshold and target maximum performance under the Strategic Initiatives metric.  All of our Named Executive Officers (including our Chief Executive Officer) received the portion of their annual short-term incentive bonus tied to corporate performance at a payout rate between threshold and target for the final KPI achievement result.

For 2019, the Compensation Committee approved the following STIP KPIs, with their respective weightings, thresholds, targets and maximums shown, unadjusted for extraordinary events, as follows:

Performance Measure	Weight	Threshold	Target	Maximum
Production Volume (BOEPD)	20%	11,500	12,500	13,500
Free Cash Flow ($mm)	30%	$30.0	$40.0	$50.0
Lease Operating Expense ($/BOE)	20%	$6.55	$5.70	$4.85
Adjusted Cash G&A ($/BOE)	15%	$2.95	$2.55	$2.15
Strategic Initiatives	15%	Board Discretion
Total	100%	N/A	N/A	N/A

Long-Term Incentives

Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a multi-year period.  Following the Company’s emergence from Chapter 11 in 2016, the then current Named Executive Officers, with the exception of Mr. Sambrooks (who was appointed on November 1, 2017), received a portion of their income in the form of non-qualified stock options and time-based restricted stock units.  Both the stock options and time-based restricted stock units vest ratably over a period of three years: one-sixth vested on the six-month anniversary of the Grant Date, an additional one-sixth vested on the twelve-month anniversary of the Grant Date, an additional one-third vested on the twenty-four month anniversary of the Grant Date and the final one-third will vest on the thirty-six month anniversary of the Grant Date.  The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of our Company’s stock as of the grant date.

Upon his hire as our current Chief Executive Officer on November 1, 2017, Mr. Sambrooks received a grant of time-based restricted stock units and performance-based restricted stock units, weighted at one-third and two-thirds, respectively.  The time-based restricted stock units vest ratably on each of the first three anniversaries of the date of grant.  Mr. Sambrooks’ performance-based restricted stock units are subject to cliff vesting at the conclusion of a three-year performance period, dependent upon the Company’s absolute and relative TSR achievement.  This November 1, 2017 grant was intended to serve as Mr. Sambrooks’ 2017 and 2018 long-term incentive grants.

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that our stockholders previously approved.  The Company’s 2016 Long Term Incentive Plan was included as an exhibit to the Company’s Form S-8 filed with the SEC on October 24, 2016.

Restricted Stock Unit Awards.

The Compensation Committee grants, on an annual basis, restricted stock unit awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward.  These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards.  Until vesting, holders of restricted stock unit awards do not have voting rights on the units, but the units are entitled to receive dividend equivalents, if any dividends are paid on the Company’s stock.

Non-Qualified Stock Options.

In 2016, post-emergence, the Compensation Committee granted non-qualified stock options that vest ratably over a period of three years: one-sixth vested on the six-month anniversary of the Grant Date, an additional one-sixth vested on the twelve-month anniversary of the Grant Date, an additional one-third vested on the twenty-four month anniversary of the Grant Date and the final one-third will vest on the thirty-six month anniversary of the Grant Date.  These awards were intended to promote sustained increases in long-term stockholder value and are inherently performance-oriented as the recipients only get rewarded to the extent that there have been increases in the fair market value of our stock over the exercise price, which was set at the fair market value on the Grant Date.

Performance-Based Stock Unit Awards.

In November 2017, in connection with his hiring, the Compensation Committee granted a performance-based restricted stock unit award to our Chief Executive Officer and in 2018, the Compensation Committee granted  performance-based restricted stock unit awards to certain of our Named Executive Officers.  The Chief Executive Officer’s awards cliff vest at the conclusion of a three-year performance period, based on the Company’s absolute and relative Total Stockholder Return during the performance period.  The 2018 performance-based restricted stock unit granted to certain of our Named Executive Officers (but excluding our Chief Executive Officer) cliff vest at the conclusion of a three-year performance period, based on the Company’s relative Total Stockholder Return during the performance period.  Under certain circumstances, our Chief Executive Officer and those Named Executive Officers may vest in a pro rata portion of any performance-based restricted stock unit awards outstanding.

In March 2019, the Compensation Committee granted performance-based restricted stock unit awards to our Named Executive Officers, including our Chief Executive Officer, which vest at the rates indicated in the table below, if and when a 60 consecutive trading-day VWAP is achieved at any time during the two-year performance period.  Straight line interpolation between the values cited below will be used. All vested shares will be delivered following the close of the second performance year, if performance conditions are met.

Vesting Schedule	Stock Price (60-day VWAP)
33% of award	$9.50
66% of award	$10.50
100% of award	$11.50
150% of award	$12.50

The Compensation Committee believes that performance awards are both retentive, in that the executive must be employed by the Company through the conclusion of the performance period in order to earn any of the performance-based stock units, and motivational, in that the executive will only earn these shares if the Company meets the articulated relative and/or absolute Total Stockholder Return and price per common share goals, as applicable under the terms of the respective award agreements.

The grant date fair values of the restricted stock unit, stock option and performance-based stock unit awards granted to the Chief Executive Officer and certain of our Named Executive Officers, are calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes.

Share Equalization Program

In December 2018, the Board approved the adoption of a stock buyback equalization program (the “Equalization Program”) in order to further align the interests of the Company’s employees and directors that hold outstanding equity awards with that of the Company’s stockholders in the event the Company were to effectuate a tender offer or extraordinary share repurchase program. The Equalization Program allows for the Company’s employees that hold outstanding equity awards, including the Company’s directors and Named Executive Officers, to effectively participate in any tender program or extraordinary share repurchase with their unvested restricted stock unit awards, unvested performance-based stock unit awards and any vested but unsettled restricted stock unit awards that were deferred by the Company’s directors under the directors Deferred Compensation Plan, as applicable, with the number of units and/or shares available to participate in the Equalization Program being proportionate to the number of shares bought back through the tender offer or extraordinary share repurchase program by the Company from its stockholders.

On January 14, 2019, we announced the commencement of a tender offer to repurchase up to 5,000,000 shares of common stock at the offer price of $10.00 per share in the first quarter of 2019. On February 14, 2019, the tender offer was completed with 5,000,000 shares of common stock purchased at a purchase price of $10.00 per share. Pursuant to the Equalization Program, our employees, including our directors and executive officers, that held outstanding unvested equity awards and/or vested but unsettled restricted stock unit awards were allowed to participate in the tender offer.

Anti-Hedging and Pledging

Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, under the terms of the Company’s Insider Trading Policy the Company prohibits its insiders from engaging in transactions in the Company’s debt securities (if any), hedging transactions and other transactions involving Company derivative securities, purchases of Company stock on margin, short term trading, and standing and limit orders.  The Company’s Insider Trading Policy is available online at:  https://ir.midstatespetroleum.com/governance-docs.

Other Benefits

As previously discussed, the Compensation Committee strives to make our executive compensation program primarily performance-based and, as such, has eliminated all perquisites for our executive officers.  Currently, the Company offers the benefits described below which the Compensation Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive and managerial talent, and, as such, serve to meet our stated objective of attracting, motivating and retaining executive talent.

All of our full-time employees, including our Named Executive Officers, receive the same health and welfare benefits.  The benefits include a 401(k) retirement program with a company match of up to 8% of an employee’s pay with immediate vesting, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as short-term and long-term disability insurance.  We do not currently offer any other retirement or pension program as we feel that the compensation package offered to our Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes.

Employment Agreements

Employment Agreement with Mr. Sambrooks

In connection with the appointment of Mr. Sambrooks as President and Chief Executive Officer, Mr. Sambrooks and the Company entered into an employment agreement (the “Sambrooks Employment Agreement”) outlining the terms of his employment as President and Chief Executive Officer of the Company.  Pursuant to the Sambrooks Employment Agreement, Mr. Sambrooks’ annual salary will be $600,000 (the “Base Salary”) while serving as President and Chief Executive Officer and Mr. Sambrooks will be entitled to participate in any Incentive Plans (as defined in the Sambrooks Employment Agreement) applicable to similarly situated employees of the Company.  Additionally, Mr. Sambrooks will be entitled to an annual bonus earned based on performance against objective, reasonably attainable performance criteria determined in good faith by the Board of Directors, after consultation with Mr. Sambrooks.  The target annual bonus is one hundred percent (100%) of Mr. Sambrooks’ Base Salary and the maximum annual bonus is two hundred percent (200%) of Mr. Sambrooks’ Base Salary (each to be prorated for the number of days Mr. Sambrooks is employed with the Company during the applicable bonus period).

The Sambrooks Employment Agreement was effective as of November 1, 2017, and contains an initial term ending on the third anniversary of the effective date (the “Initial Term”).  If sixty (60) days’ notice of intent to terminate the Sambrooks Employment Agreement is not given prior to the expiration of the Initial Term, the Sambrooks Employment Agreement will continue past the Initial Term for successive one year terms until either party gives sixty (60) days’ notice that the party intends for the Sambrooks Employment Agreement to terminate at the end of any such one year period.

If Mr. Sambrooks’ employment is terminated by the Company for cause (as defined below) or by Mr. Sambrooks without Good Reason (as defined below) and the termination of Mr. Sambrooks is not due to his death or disability during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), (ii) to the extent Mr. Sambrooks’ employment terminates after the end of the applicable fiscal year but before the payment of Mr. Sambrooks’ Annual Bonus for such fiscal year, the full payment of Mr. Sambrooks’ Annual Bonus for such fiscal year that would have otherwise been payable, and (iii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”).

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination.  Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined below) or by Mr. Sambrooks for Good Reason (as defined below) and within 12 months of a change in control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination, (ii) any Accrued Incentives, (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination.  Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family.  Additionally, all of Mr. Sambrooks’ unvested time-based restricted stock units will vest, and all unvested performance-based restricted stock units, awarded in 2017, will immediately and fully vest at the Target Number of restricted stock units.

For purposes of the Sambrooks Employment Agreement, “Cause,” in all material respects, means: (i) a breach by Mr. Sambrooks of his obligations under the Sambrooks Employment Agreement, which constitutes nonperformance by him of his obligations and duties thereunder, as determined by us, that is not cured within 15 days of Mr. Sambrooks’ receipt of written notice thereof from us, (ii) commission by Mr. Sambrooks of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by Mr. Sambrooks of any restrictive covenants contained within the Sambrooks Employment Agreement that is not cured within 15 days of Mr. Sambrooks’ receipt of written notice thereof, (iv) Mr. Sambrooks’ conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of Mr. Sambrooks to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) Mr. Sambrooks’ unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Sambrooks willful and material violation of any federal, state, or local law or regulation applicable to us or its business which adversely affects us that is not cured after written notice from us.

For purposes of the Sambrooks Employment Agreement, “Good Reason” means any of the following, but only if occurring without Mr. Sambrooks’ consent: (i) a diminution in Mr. Sambrooks’ base salary or target bonus opportunity not otherwise consented to by Mr. Sambrooks, (ii) a material diminution in Mr. Sambrooks’ titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Sambrooks’ principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Sambrooks Employment Agreement or equity agreement(s).

Employment Agreements with Other Named Executive Officers

Effective upon our emergence from the Chapter 11 Cases, we entered into new employment agreements with Scott C. Weatherholt and Mitchell G. Elkins, and on September 17, 2018 we entered into a new employment agreement with Richard W. McCullough (collectively, the “Employment Agreements”).  The initial term of the Employment Agreements is three years with automatic extensions for additional one-year periods unless either party provides at least sixty (60) days advance written notice of the intent to terminate the Employment Agreement.  Under the Employment Agreements, Mr. Weatherholt currently receives an annual base salary of $400,000 (prior to March 1, 2019, he received an annual base salary of $350,000), Mr. McCullough currently receives an annual base salary of $288,400 and Mr. Elkins received an annual base salary of $400,000, which, in the case of Messrs. Weatherholt and McCullough, may be increased, but not decreased, at any time at the discretion of the Board of Directors.  Each of the foregoing officers who remains employed with the Company is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us.  The target annual cash bonus of Mr. Weatherholt is 75% of his annual base salary, Mr. Elkins’s was 80% of his annual bonus and Mr. McCullough’s is 50% of his annual base salary.  Each executive is entitled to five weeks of vacation each year during the term of the Employment Agreement.  The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following their termination of employment with us for any reason.

Upon a termination of the executive’s employment by us for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to (i) the Accrued Obligations, and (ii) any Accrued Incentives, which amount was payable in accordance with the terms and conditions of such incentive plans.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.0 times of the applicable officer’s base salary plus annual target bonus. Additionally, the executive will be entitled to continued monthly payment for twelve (12) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months following a change in control of us, Mr. Weatherholt is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the executive’s annual target bonus plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive’s termination of employment. Mr. McCullough is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the executive’s annual target bonus plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 1.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive’s termination of employment.  Additionally, all of Mr. Weatherholt’s and Mr. McCullough’s unvested time-based restricted stock units granted will vest, and all unvested performance-based restricted stock units, awarded in 2017, will immediately and fully vest at the Target Number of restricted stock units.

For purposes of the Employment Agreements “Cause”, in all material respects, means: (i) a breach by the executive of the executive’s obligations under the executive’s Employment Agreement, which constitutes nonperformance by the executive of their obligations and duties thereunder, as determined by us, that is not cured within 15 days of the executive’s receipt of written notice thereof from us, (ii) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by the executive of any restrictive covenants contained within the executive’s Employment Agreement that is not cured within 15 days of the executive’s receipt of written notice thereof, (iv) the executive’s conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of the executive to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) the executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (vii) the executive’s willful and material violation of any federal, state, or local law or regulation applicable to us or our business which adversely affects us that is not cured after written notice from us.

For purposes of the Employment Agreements, “Good Reason” means any of the following, but only if occurring without the executive’s consent: (i) a material diminution in the executive’s base salary or target bonus opportunity, (ii) a material diminution in the executive’s titles, positions, authority, duties, or responsibilities, (iii) the relocation of the executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Employment Agreement or agreement pursuant to which the executive received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

Severance payments made under the Employment Agreement are contingent upon the executive’s execution of a valid release of claims.  Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

In the event that Section 280G of the Code applies to any compensation payable to the executives, the Employment Agreements provide for a Section 280G Best Net Cutback.  The Employment Agreements do not provide any obligation for us to pay a “gross-up” or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Severance Arrangements

Mitchell G. Elkins

Effective January 23, 2018, Mr. Elkins’ employment ended with the Company.  In connection with his departure, Mr. Elkins entered into a Separation Agreement (the “Elkins Separation Agreement”), dated January 24, 2018.  Pursuant to the Elkins Separation Agreement, Mr. Elkins received, under the terms of his Employment Agreement with the Company, a lump sum payment for his Accrued Obligations and Accrued Incentives, a lump sum cash payment equal to 1.0 times his base salary plus annual target bonus, a lump sum amount equal to the monthly COBRA premium for he and his spouse for twelve months and all unvested awards granted to Mr. Elkins under the 2016 Long Term Incentive Plan fully vested.  The Elkins Separation Agreement also contains confidentiality and non-disparagement provisions and a waiver and release.

Accounting Considerations

All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Impact of Section 162(m) on Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s Chief Executive Officer or any of its three next-highest-paid executive officers (other than its Chief Financial Officer).  Compensation that qualified as “performance-based” under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation.  As part of Tax Reform, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers.  Although we maintain compensation arrangements that were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code prior to Tax Reform, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.  Furthermore, although the Compensation Committee may have taken action intended to limit the impact of Section 162(m) of the Internal Revenue Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation.  The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.  Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees).  Our annual performance-based cash incentive program is based upon several different performance metrics that are both quantitative and qualitative, thus emphasizing well rounded company performance and growth rather than encouraging our executives to focus on achieving a single performance goal and the exclusion of others.  Further, because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts.  Finally, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and stockholders over the long-term, thereby reducing the incentives to take unnecessary short-term risk.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers during the fiscal years ended December 31, 2018, and 2017.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David J. Sambrooks President and Chief Executive Officer	2018	600,000	—	510,000	22,000	1,132,000
	2017	100,000	2,564,850	54,200	8,000	2,727,050

Richard W. McCullough Vice President—Chief Accounting Officer	2018	287,000	534,453	115,360	17,304	954,117
	2017	272,260	—	104,956	2,313	379,529

Scott C. Weatherholt Executive Vice President—General Counsel & Corporate Secretary	2018	341,667	992,494	249,375	18,500	1,602,036

	2017	300,000	—	97,560	18,000	415,560

Mitchell G. Elkins Former Executive Vice President—Operations	2018	35,064	—	—	821,129	856,193
	2017	400,000	—	173,440	21,600	595,040

(1)                                 This column reflects the base salary earned by each Named Executive Officer during the 2018 and 2017 fiscal years.

(2)                                 These amounts do not necessarily correspond to the actual value that may be realized by our Named Executive Officers. For Mr. McCullough and Mr. Weatherholt, the amounts shown for 2018 represent the grant date fair value of their annual awards consisting of both time-based and performance-based restricted stock units.  For 2017, this amount represents Mr. Sambrooks’ award of time-based and performance-based restricted stock units upon his hire of November 1, 2017.  The face value of the awards granted to Mr. Sambrooks on November 1, 2017 was $2,000,000 for the performance-based restricted stock units and $1,000,000 for the time-based restricted stock units.  All awards are reported based upon the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(3)                                 The amounts reported in this column reflect the aggregate amount paid in total to each Named Executive Officer with respect to performance in 2017 and 2018 under our then applicable annual short-term incentive bonus programs.

(4)                                 These amounts represent a Company match of 401(k) contributions made in 2017 and 2018 including a year-end 401(k) true-up amount of $400 for Mr. Elkins for 2017, paid in March 2018.  Additionally, this includes for Mr. Elkins for 2018, a Company match of 401(k) contributions made in 2018 in the amount of $20,988, a payment of $746,295 for severance and a payment of $53,846 for accrued and unused vacation upon his termination on January 23, 2018 in accordance with the terms of his Employment Agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2018.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David J. Sambrooks President and Chief Executive Officer	—	—	—		181,040	849,764

Richard W. McCullough Vice President—Chief Accounting Officer	18,733	9,370	19.66	10/21/2026	41,161	237,496

Scott C. Weatherholt Executive Vice President—General Counsel & Corporate Secretary	31,715	15,863	19.66	10/21/2026	77,853	423,526

Mitchell G. Elkins Former Executive Vice President—Operations	—	—	—

(1)                                 Amounts reported in this column represent time-vested stock options granted on October 21, 2016.  Unless provided for otherwise under the terms of any applicable employment agreement with the Company, the awards vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award vested on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(2)                                 For Mr. Sambrooks’ awards were granted on November 1, 2017 and the amount represents 67,889 time-based restricted stock units which vest ratably over three years and 135,778 performance-based restricted stock units which cliff vest at the end of the three years, subject to performance achievement based on absolute and relative Total Stockholder Return.  Amounts reported in this column for all other Named Executive Officers other than Mr. Sambrooks represent time-based restricted stock units granted on October 21, 2016, time-based restricted stock units and performance-based restricted stock units granted on March 1, 2018.  Unless provided for otherwise under the terms of any applicable employment agreement with the Company, the time-based restricted stock units granted on October 21, 2016 vested as to 1/6 of the award on April 21, 2017, an additional 1/6 of the award vested on October 21, 2017, an additional 1/3 of the award vested on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.  Unless provided for otherwise under the terms of any applicable employment agreement with the Company, the time-based restricted stock units granted on March 1, 2018 vest ratably over three years and the performance-based restricted stock units cliff vest at the end of the three years, subject to performance achievement based on relative Total Stockholder Return.  Pursuant to the Share Equalization Program, each Named Executive Officer participated and has submitted a tender upon the vesting date.  For Mr. Sambrooks, the total shares will be 12,085, for Mr. Weatherholt the total shares will be 9,328 and for Mr. McCullough the total shares will be 10,990.  These shares are currently unvested and are included within the total shares of stock that are represented in column 2.

(3)                                 For purposes of determining the amounts shown for executives in this column, the values of unvested performance-based restricted stock units were calculated based upon the number of performance-based restricted stock units awarded to executives at threshold performance (50%), multiplied by closing share price of the common stock of the Company on December 31, 2018 of $7.51 per share.  The amounts attributable to executives’ unvested time-based restricted stock units were calculated by multiplying the number of unvested time-based restricted stock units by the closing share price of the common stock of the Company on December 31, 2018 of $7.51 per share.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under equity compensation plans as of December 31, 2018.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	1,413,017	$19.66	2,100,933
Total	1,413,017	$19.66	2,100,933

(1)                                 This column reflects all shares that are issuable upon vesting of options, restricted stock unit awards and performance-based restricted stock units issued under the LTIP that were outstanding and unvested as of December 31, 2018.

(2)                                 Restricted stock units and performance-based restricted stock units do not have an exercise price and, therefore, have been excluded from the weighted average exercise price calculation in this column. The stock options have an exercise price equal to $19.66 per share, which was the fair market value of a share of our Company’s stock as of the grant date.

(3)                                 This column reflects the total number of shares remaining available for issuance under the LTIP as of December 31, 2018.

Our only equity compensation plan is the LTIP. The LTIP was established upon our emergence from Chapter 11 in 2016. The Company’s 2016 Long Term Incentive Plan was included as an exhibit to the Company’s Form S-8 filed with the SEC on October 24, 2016.

Terminations of Employment

Terminations of Employment During 2018

Mr. Elkins’ employment with us ended on January 23, 2018.  We entered into a separation agreement with Mr. Elkins, described in more detail above in the section entitled “Severance Arrangements.” The table below reflects the full value of all amounts paid to Mr. Elkins in connection with his termination of employment.

Named Executive Officer	Salary Continuation ($)	Annual Bonus at STIP Target ($)	2017 Annual Bonus ($)	Accrued Vacation ($)	Stock Options ($)(1)	Restricted Stock ($)(2)	COBRA Premium Reimbursement ($)	Total ($)
Mitchell G. Elkins	400,000	320,000	173,440	53,846	—	1,106,300	26,295	2,079,881

(1)                                 Mr. Elkins had until August 1, 2018 (which is 180 days from his termination date) to exercise his vested stock options.  To the Company’s knowledge, Mr. Elkins did not exercise his stock options.

(2)                                 The value reported above for the acceleration of unvested restricted stock is calculated based on closing market price of our common shares on the date of the executive’s termination of employment.

Estimated Payments Due Pursuant to Existing Agreements

As discussed in “Compensation Discussion and Analysis—Employment Agreements,” the Company maintains employment agreements with certain Messrs. Sambrooks, Weatherholt and McCullough that provide for potential severance payments upon a termination of the executive’s employment under various circumstances.

If Mr. Sambrooks’ employment is terminated by the Company without Cause or by Mr. Sambrooks for Good Reason during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment which will consist of the following items: (i) the Accrued Obligations, payable within thirty (30) days after the date of termination,  (ii) any Accrued Incentives,  (iii) a cash payment equal to the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination.  Additionally, Mr. Sambrooks will be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family, to vest in the next tranche of time-vested equity incentive awards that would otherwise vest if not for his termination and to vest in a pro rata portion of any performance-based equity incentive awards outstanding on the date of termination.  The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2018.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

If Mr. Sambrooks’ employment is terminated by the Company without Cause (as defined previously) or by Mr. Sambrooks for Good Reason and within 12 months of change of control, during the term of the Sambrooks Employment Agreement, Mr. Sambrooks will be entitled to a lump-sum cash payment, which will consist of the following items: (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), payable within thirty (30) days after the date of termination, (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), (iii) a cash payment equal the sum of two times his base salary plus the target bonus and (iv) a cash payment equal to a pro rata portion of Mr. Sambrooks Target Bonus for the year of termination, which will be prorated based on the number of days between the beginning of the applicable performance period through the date of termination.  Mr. Sambrooks will also be entitled to continued monthly payment for eighteen (18) months of an amount equal to the cost of medical, dental and vision coverage for him and his family.  Additionally, all of Mr. Sambrooks’ unvested awards granted to Mr. Sambrooks under the 2016 Long Term Incentive Plan, will vest. The performance-based equity incentive awards outstanding on the date of termination will vest at the target number of awards.  The following table displays the value of the severance payments described in the preceding sentence for Mr. Sambrooks, assuming that an eligible termination of employment occurred on December 31, 2018 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
David J. Sambrooks	1,200,000	1,200,000	44,517	2,444,517

If Messrs. Weatherholt or McCullough’s employment is terminated by the Company without Cause or by the executive for Good Reason during the term of the Employment Agreement, Messrs. Weatherholt and/or McCullough will be entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.0 times their base salary plus their annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and his spouse and any eligible dependents for up to 12 months following their termination of employment.  Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive in 2016 under the 2016 Long Term Incentive Plan shall vest.  Time-based equity incentive awards granted in 2018 will vest in the next tranche that would otherwise vest if not for his termination and any performance-based equity incentive awards granted in 2018 will vest in a pro rata portion outstanding on the date of termination. The following table displays the value of the severance payments described in the preceding sentence for Messrs. Weatherholt and McCullough, assuming that an eligible termination of employment occurred on December 31, 2018.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	262,500	350,000	42,867	655,367
Richard W. McCullough	144,200	288,400	42,867	475,467

Upon a termination of Messrs. Weatherholt or McCullough’s employment by the Company without Cause or by the executive for Good Reason during the term of their respective Employment Agreements and within twelve months following a change in control of us, Messrs. Weatherholt and/or McCullough will be entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the annual target bonus plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0 for Mr. Weatherholt and multiplied by (y) 1.0 for Mr. McCullough, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 12 months following the executive’s termination of employment.  Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest. The performance-based equity incentive awards outstanding on the date of termination will vest at the target number of awards. The following table displays the value of the severance payments described in the preceding sentence for Messrs. Weatherholt and McCullough, assuming that an eligible termination of employment occurred on December 31, 2018 and within 12 months of change of control.

Name and Principal Position	Lump-Sum Payment based on Annual Bonus at STIP Target ($)	Continued Base Salary ($)	COBRA Premium Reimbursement ($)	Total ($)
Scott C. Weatherholt	525,000	700,000	42,867	1,267,867
Richard W. McCullough	144,200	288,400	42,867	475,467

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis.  Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them.  The director or officer may amend or terminate the plan in some circumstances.  Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information pursuant to the Company’s insider trading plan.

Director Compensation

In conjunction with our emergence from Chapter 11, our Compensation Committee (in consultation with LB&Co.) reviewed the compensation of our non-employee directors and determined that it was appropriate to revise their compensation to provide the following compensation package:

•                                          Chairman of the Board annual cash retainer: $112,500; and annual equity retainer in restricted stock units equivalent to $210,000;

•                                          Regular director annual cash retainer: $75,000, and annual equity retainer in restricted stock units equivalent to $140,000;

•                                          The equity retainers for all non-employee directors will vest on the first to occur of (i) December 31, 2018, (ii) the non-employee director’s termination of directorship (other than for “Cause”), (iii) the non-employee director’s death, or (iv) the non-employee director’s disability, which our Compensation Committee believes will align our non-employee directors’ interests with those of our stockholders on an annual basis;

•                                          Audit Committee Chair additional retainer: $25,000, and Audit Committee member additional service retainer: $12,500;

•                                          Compensation Committee Chair additional retainer: $15,000, and Compensation Committee member additional service retainer: $7,500;

•                                          Nominating Chair additional retainer: $10,000, and Nominating member additional service retainer: $5,000;

Additionally, in November 2016, all non-employee directors received a one-time grant of restricted stock units with a grant-date value equal to $250,000, and vesting on the first business day following the date on which the Adjusted Share Price of our common stock is equal to or greater than $30 (the “Director LTIP” award).  Our Compensation Committee believes that an additional grant of equity-based awards was necessary to immediately align our non-employee directors’ interests with those of our stockholders generally, as our non-employee directors did not hold equity as of our emergence from the Chapter 11 Cases.  The Director LTIP award will vest only if our share price materially increases from its price on the date the Director LTIP was granted; provided, however, that the Director LTIP award is subject to accelerated vesting in the event a Change in Control (as defined in our 2016 Long Term Incentive Plan) is effectuated. Any unvested Director LTIP award is subject to forfeiture on the first to occur of (i) the fifth anniversary of the grant date or (ii) a recipient’s termination of directorship for any reason (except for a termination as part of a Change in Control).

For purposes of the Director LTIP award, “Adjusted Share Price” means the sum of (a) the average of the closing prices of our common stock during the 60 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (b) the aggregate value of any dividends paid on shares of common stock over the period beginning on the grant date and ending on the measurement date.

Non-employee directors of the Company are permitted to defer receipt of shares of common stock issued in respect of equity-based awards until a future date chosen in the director’s discretion.  If a non-employee director elects to make a deferral under the director deferral plan, the deferral election must be for a minimum of three years and may provide for a maximum deferral of five years.  In addition, subject to the non-employee director’s election, any deferred shares may be settled upon any of the non-employee director’s separation from service, death, disability, or upon a change of control of the Company.

Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director’s participation in our general education and orientation program for directors.

In November 2016, following our emergence from the Chapter 11 Cases, each non-employee director was granted (i) a proportionate amount of restricted stock units attributable to the fourth quarter of 2016, (ii) a grant of restricted stock units pursuant to the Director LTIP described above, and (iii) separate grants of restricted stock units attributable to the applicable non-employee director’s service on our Board of Directors in 2017 and 2018, as applicable.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Director LTIP Award ($)(3)	Total ($)
Alan J. Carr	161,000	217,528	5,214	383,742
Patrice D. Douglas	129,367	145,013	5,214	279,594
Todd R. Snyder	127,737	145,013	5,214	277,964
Neal P. Goldman	124,834	145,013	5,214	275,061
Randal T. Klein	N/A	N/A	N/A	N/A
Evan S. Lederman	N/A	N/A	N/A	N/A
David H. Proman	N/A	N/A	N/A	N/A

(1)                                 Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2018 as more fully explained in the preceding paragraphs.  Effective as of July 1, 2018 through December 31, 2018, each non-employee director earned a meeting fee for attending and participating in meetings of our Board of Directors.

(2)                                 The amounts reported in the “2018 Stock Awards” column reflect the aggregate grant date fair value of restricted stock unit awards granted under our 2016 Long Term Incentive Plan on January 2, 2018, computed in accordance with FASB ASC Topic 718.  The Stock Awards include the full amount of the non-employee director’s annual equity award in respect of 2018. An additional grant was awarded in January 2019 but are not included in the amount shown in the table.

(3)                                 The amounts reported in “Director LTIP Award” reflect the amount of common stock to be awarded to the applicable non-employee director pursuant Director LTIP award, as more fully explained in the preceding paragraphs, and are valued as of December 31, 2018.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Introduction

Section 14A of the Securities Exchange Act requires public companies to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal.  Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement.  Our Board of Directors recognizes that executive compensation is an important matter for our stockholders.  As described in detail in the “Executive Compensation and Other Information—Executive Compensation Program Philosophy, Objectives and Principles” section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance.  In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders.  To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals.  It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the “Executive Compensation and Other Information” section of this proxy statement (the “Executive Compensation Discussion”), we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive.  As you consider this Proposal TWO, we urge you to read the Executive Compensation Discussion for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures.

As an advisory vote, Proposal TWO is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action.  Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares of common stock of the Company, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote on the matter.  Votes cast FOR or AGAINST and ABSTENTIONS with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal.  For these purposes, broker non-votes are not treated as entitled to vote.  A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate.  In addition, Mrs. Douglas qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.  The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 21, 2016, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon.  The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our independent registered public accounting firm.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee discussed with the independent accountants’ matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee of the Board of Directors

Patrice D. Douglas (Chairwoman)
Todd R. Snyder
Neal P. Goldman

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders.  The Company’s Corporate Governance Guidelines cover the following principal subjects:

•                                          role and functions of the Board of Directors and its Chairman;

•                                          qualifications and independence of directors;

•                                          size of the Board of Directors and director selection process;

•                                          committee functions and independence of committee members;

•                                          meetings of non-employee directors;

•                                          self-evaluation;

•                                          ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.midstatespetroleum.com);

•                                          Compensation of the Board of Directors;

•                                          succession planning;

•                                          access to senior management and to independent advisors;

•                                          new director orientation; and

•                                          continuing education.

The “Corporate Governance Guidelines” are posted on the Company’s website at www.midstatespetroleum.com.  The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its review, consideration, and approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters.  The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Carr has served as Chairman of the Board of Directors since October 21, 2016.  David J. Sambrooks was appointed as a director and became our President and Chief Executive Officer on November 1, 2017.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board understands that the optimal Board leadership structure may vary as circumstances warrant.  Consistent with this understanding, non-employee directors consider the Board’s leadership structure on an annual basis.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Carr, the Board’s Chairman), any committee of the Board, or our non-employee directors as a group, by writing to them c/o Corporate Secretary, Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma, 74103.  Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee.  All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year.  A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE.  The Board of Directors affirmatively determined that Messrs. Carr, Goldman, Klein, Snyder, Lederman, Proman and Mrs. Douglas are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Goldman, Snyder and Mrs. Douglas are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Carr, Goldman and Lederman are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluates each of the members of the Audit Committee for financial literacy and the attributes of a financial expert at least annually, and most recently in February 2019.  The Board of Directors determined that each of the Audit Committee members is financially literate and that Mrs. Douglas is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks.  For example, the Board of Directors:

•                                          oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•                                          has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•                                          reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure.  Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects.  The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable.  All of our directors attended our 2018 Annual Meeting.  We anticipate that all of our directors will attend the 2019 Annual Meeting.

Hedging Policy

Because the Company believes that it is improper and inappropriate for its directors or executive officers to engage in short-term or speculative transactions involving the Company’s securities, the Company’s insider trading policy prohibits any of its directors or executive officers from engaging in hedging transactions or other transactions involving any derivative securities of the Company.

Stock Ownership Requirements

The Board of Directors believes that directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders.  In this regard, the Board has adopted minimum Director Stock Ownership Guidelines (the “Guidelines”).  The Guidelines apply to the non-employee directors of the Company.

The Guidelines require directors of the Company to own 10,000 Qualifying Shares (as defined below) (the “Required Stock Holdings”).  Absent certain instances of severe hardship (as determined by the Compensation Committee), non-employee directors are prohibited from selling any shares of Company stock unless such non-employee director is in compliance with the Guidelines.  Notwithstanding the preceding sentence, non-employee directors may sell or otherwise dispose of shares of Company stock to satisfy any applicable tax withholding obligations due in connection with the vesting or payment of any restricted stock units or deferred stock units.

Stock that counts toward satisfaction of these Guidelines includes each the following (each, the “Qualifying Shares”): (i) Company stock purchased on the open market, (ii) vested and unvested restricted stock units, (iii) restricted stock units deferred pursuant to the Company’s Directors Deferred Compensation Plan (“deferred stock units”) and (iv) Company stock beneficially owned in a trust, by a spouse and/or minor children.  Notwithstanding the foregoing, shares of Company stock that non-employee directors may receive pursuant to the Company’s Director Long Term Incentive Plan are not included as Qualifying Shares for Guidelines purposes.

Non-employee directors are required to achieve ownership of the Required Stock Holdings within two (2) years after the later to occur of the adoption of the Guidelines or after first becoming a non-employee director.  Once achieved, ownership of the Required Stock Holdings must be maintained for as long as the non-employee director is subject to the Guidelines.

Compliance with this policy by each non-employee director is reviewed by the Compensation Committee on an annual basis.  There may be instances where the Guidelines would place a severe hardship on a non-employee director.  In such instances, the Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for the non-employee director that reflects both the intention of the Guidelines and the personal circumstances of the non-employee director.  The Guidelines may be evaluated against Company needs and prevailing market practices from time to time, and may be modified or terminated by the Board of Directors of the Company.  The Compensation Committee has never found a violation of this policy, so the Compensation Committee has not exercised its discretion in this regard.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 12, 2019, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group.  Unless otherwise noted, the mailing address of each person or entity named below is 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103.

We have prepared the table and the related notes based on information provided in the most recent Section 16 filing, Schedule 13D or Schedule 13G filed by such person.  We have not sought to verify such information.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, restricted stock units, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this Proxy Statement.  The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

As of April 12, 2019, 20,414,422 shares of our common stock were outstanding.

Name of Person or Identity of Group	Number of Shares	Percentage of Class
5% Stockholders:
Fir Tree funds (1)	4,685,400	22.95%
Avenue Capital funds (2)	2,561,375	12.55%

Directors, Director Nominees and Named Executive Officers:
Alan J. Carr (3)	38,578	*
Patrice D. Douglas (4)	25,726	*
Neal P. Goldman (5)	25,726	*
Todd R. Snyder (6)	25,726	*
David J. Sambrooks (7)	32,482	*
Scott C. Weatherholt (8)	47,498	*
Richard W. McCullough (9)	18,852	*
Mitchell G. Elkins(10)	—	—
Randal T. Klein	—	—
Evan S. Lederman	—	—
David H. Proman	—	—
All directors and executive officers as a group	214,588	1.05%

*                                         Less than 1%.

(1)                                 Comprised of 780,712 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 2,823,079 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 80,247 shares of common stock held directly by FT SOF IV Holdings, LLC, 93,339 shares of common stock held directly by FT SOF V Holdings, LLC and 908,023 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC.  Fir Tree Capital Management, LP (f/k/a Fir Tree Inc.), is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of our common stock beneficially owned by each of the foregoing entities.  The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

(2)                                 Comprised of 2,561,375 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. (“Avenue Energy Opportunities Fund”).  Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund.  GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC.  Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC.  Avenue Capital Management II, L.P. is the investment adviser of Avenue Energy Opportunities Fund, L.P.  Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P.  Marc Lasry and Sonia Gardner are the managing members of Avenue Capital Management II GenPar, LLC.  Each of the foregoing individuals and entities may be deemed to have voting and investment power over the common stock held by Avenue Energy Opportunities Fund and (other than Avenue Energy Opportunities Fund) disclaim any beneficial ownership over such common stock.  The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(3)                                 Includes 100 shares of common stock and 13,351 time-based restricted stock units granted upon the Emergence Date for 2016 and 2017, an award of 13,112 time-based restricted stock units granted for 2018 on January 2, 2018, an award of 26,028 time-based restricted stock units granted January 2, 2019 for service as a director during 2019.  Includes 14,013 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan.

(4)                                 Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon Emergence for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019.  Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan.

(5)                                 Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon Emergence for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019.  Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan.

(6)                                 Includes 73 shares of common stock and 8,901 time-based restricted stock units granted upon Emergence for 2016 and 2017, an award of 8,741 time-based restricted stock units granted on January 2, 2018 for service as a director during 2018, an award of 17,352 time-based restricted stock units granted January 2, 2019 for service as a director during 2019.  Includes 9,341 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan.

(7)                                 Includes 15,300 shares of common stock, 22,627 time-based restricted stock units that vested less 6,640 shares traded for taxes in connection with vesting. Also includes 12,085 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan. Does not include 76,221 shares of unvested time-based restricted stock units nor does it include the 23,838 shares of unvested performance-based restricted stock units awarded in March 2019.

(8)                                 Includes 100 shares of common stock and 41,251 time-based restricted stock units that vested less 16,240 shares traded for taxes in connection with vesting, and 31,715 vested stock options. Also includes 9,328 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan.  Does not include 53,549 unvested time-based restricted stock units nor does it include the 14,332 shares of unvested performance-based restricted stock units awarded in March 2019.

(9)                                 Includes 100 shares of common stock and 25,090 time-based restricted stock units that vested less 7,609 shares traded for taxes in connection with vesting, less 6,472 shares sold, and 18,733 vested stock options. Also includes 10,990 shares properly tendered in the 2019 tender offer but have not yet been disposed of pursuant to the Share Equalization Plan. Does not include 30,748 unvested time-based restricted stock units nor does it include the 6,669 shares of unvested performance-based restricted stock units awarded in March 2019.

(10)                          Because Mr. Elkins is no longer with the Company as of April 12, 2019, his shares beneficially owned were excluded from the calculation of all directors and officers as a percentage.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership.  Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2018.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.  A “Related Person” means:

•                                          any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•                                          any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock;

•                                          any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s common stock; and

•                                          any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s written Related Persons Transaction Policy adopted by the Board of Directors at the time of our initial public offering in April 2012 and ratified by the Board of Directors on October 21, 2016, which pre-approves or ratifies (as applicable) certain related person transactions, including:

•                                          any employment by the Company of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•                                          director compensation that is required to be reported in the Company’s proxy statement under Item 402;

•                                          any transaction with another company or which a Related Person’s relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•                                          charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction.  Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since January 1, 2018 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.  In addition, since January 1, 2018, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Transactions with Related Persons

Registration Rights Agreement

On the October 21, 2016, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the pre-emergence creditors that received shares of our common stock (the “Holders”), as provided in the aforementioned plan of reorganization.  The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 days of the Effective Date.  On January 18, 2017, the Company filed a Registration Statement on Form S-1, which went effective on February 10, 2017, and on March 29, 2018, the Company converted the Registration Statement on Form S-1 to a Registration Statement on Form S-3.  The Company is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities.

Additionally, holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.  Under their demand registration rights, Qualified Holders (as defined in the Registration Rights Agreement) may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act, provided that such offering is expected to yield aggregate gross proceeds of at least $25 million and we are not otherwise in violation of our obligation to file a Shelf Registration Statement.  Under their underwritten offering registration rights, Holders also have certain rights to demand that the Company effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to an effective registration statement.  The Company shall not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million.  The Company is not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within 90 days of either a demand registration or an underwritten offering.  The Registration Rights Agreement also provides customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances.  The Company will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective.  The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to the Company and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

Drilling Operations.

Through March 31, 2018, the Company contracted with Elkins Drilling Solutions, LLC to provide services for drilling operations in the Mississippian Lime basin.  Elkins Drilling Solutions, LLC is a limited liability company of which the president, Chris Elkins, is the son of Mitchell Elkins, our former Executive Vice President - Operations.  For the fiscal year 2018, the Company paid $0.3 million to Elkins Drilling Solutions, LLC for contracted services.  The Audit Committee reviewed and approved the Company’s participation in these transactions, pursuant to the process described above.

Completion Operations.

During the 2017 fiscal year, the Company utilized EcoStim Energy Solutions, Inc. (“EcoStim”) for well stimulation and completion services.  In 2017, EcoStim was an affiliate of Fir Tree Inc., an entity holding approximately 22.95% of the Company’s outstanding common stock.  For the year ended December 31, 2018, the Company paid approximately $2.1 million to EcoStim for services provided during 2017.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for 2019.  The 2018 audit of the Company’s consolidated financial statements was completed on March 14, 2019.

The Board of Directors is submitting the appointment of Grant Thornton LLP for ratification at the Annual Meeting.  The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance.  If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment of that firm as the Company’s independent registered public accounting firm.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm.  The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2018	2017
Audit Fees (1)	$959,692	$1,042,403
Audit-related Fees (2)	16,094	0
Tax Fees (3)	97,336	138,136
All Other Fees	0	0
Total	1,073,122	1,180,539

(1)                                 Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company’s consolidated financial statements; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review the Company’s other filings with the SEC including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2018 and 2017.

(2)                                 Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees.”  These services generally consisted of audits of our benefit plans.

(3)                                 Includes fees for tax services in connection with tax compliance, tax planning, and advice, and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of Grant Thornton LLP’s audit, audit-related, tax and other services.  For the years ended December 31, 2017 and December 31, 2018, respectively, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees,” “Audit-related Fees,” “Tax Fees” and “All Other Fees.”

The Company expects that representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2019.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2020 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 31, 2019 unless the Company notifies the stockholders otherwise.  Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2020 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received no earlier than the close of business February 5, 2020 and no later than the close of business on March 6, 2020, unless the Company notifies the stockholders otherwise.  If a Non-Rule 14a-8 Proposal is not received by the Company within a reasonable time, the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings.  The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors.  In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors.  The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, among other areas.  The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers.  In addition, the Nominating and Governance Committee from time to time may engage a third-party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2020 if that nomination is submitted in writing, and received no earlier than the close of business February 5, 2020 and no later than the close of business on March 6, 2020, to Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary.  The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source.  With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•                                          the nominee’s name, address and other personal information;

•                                          the number of shares of each class and series of stock of the Company held by such nominee;

•                                          the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

•                                          all other information required to be disclosed pursuant to the Company’s bylaws and Regulation 14A of the Exchange Act.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company.  The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses.  In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $20,000.  The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Tulsa, Oklahoma, a list of the stockholders entitled to vote at the Annual Meeting.  The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered.  A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary.  Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2018, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/03/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. MIDSTATES PETROLEUM COMPANY, INC. 321 SOUTH BOSTON AVE., SUITE 1000 TULSA, OKLAHOMA 74103 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/03/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 David J. Sambrooks 06 Evan S. Lederman 02 Alan J. Carr 07 David H. Proman 03 Patrice D. Douglas 08 Todd R. Snyder 04 Neal P. Goldman 05 Randal T. Klein The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for 2019. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000422766_1 R1.0.1.18

The Annual Group Meeting of Stockholders of Midstates Petroleum Company, Inc. will be held at 9:00 a.m. Central Time at the Company's corporate headquarters located at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com . MIDSTATES PETROLEUM COMPANY, INC. Annual Meeting of Stockholders June 4, 2019 9:00 AM Midstates Petroleum Company, Inc. 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 The undersigned hereby appoints Scott C. Weatherholt, as proxy, with the full power of substitution and revocation, to represent the undersigned and to vote all of the shares of Common Stock of MIDSTATES PETROLEUM COMPANY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 4, 2019, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXY WILL VOTE "FOR ALL" ON THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3, AND IN HIS DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side 0000422766_2 R1.0.1.18